EXHIBIT 99.1

Celsion Reports Second Quarter 2010 Financial Results and Provides Business Update

COLUMBIA, MD (PR Newswire) August 3, 2010 – Celsion Corporation (NASDAQ: CLSN), a biotechnology drug development company, today announced financial results for the second quarter and six months ended June 30, 2010 and addressed the progression of the clinical trials of ThermoDox®, Celsion’s heat activated liposomal encapsulation of doxorubicin.  ThermoDox® is currently being evaluated in the Phase III HEAT trial for the treatment of hepatocellular carcinoma (HCC) and in a Phase I/II trial for patients with recurrent chest wall breast cancer.

”We continue to make substantial progress recruiting patients into our Phase III HEAT trial for ThermoDox®.  We continue to track well against our goal to complete enrollment by the end of this year,” said Michael Tardugno, President and CEO of Celsion.  “We have exceeded our goal of opening enrollment at 70 clinical trial sites with 74 enrolling world-wide.  The Phase I/II DIGNITY trial of ThermoDox® in patients with recurrent chest wall breast cancer (RCW) also continues to advance.  We are currently enrolling patients in the 50mg/m2 dosing cohort, which will be used to determine our therapeutic dose.”

Financial Results

For the second quarter ended June 30, 2010, Celsion reported a net loss of $2.6 million, compared to a net loss of $4.6 million for the same period of 2009.  For the first half of 2010, net cash used in operations was $6.8 million.  Celsion reported a net loss of $8.8 million for the first half of 2010, compared to a net loss of $8.2 million for the same period of 2009.  In the second quarter of 2010, Celsion recorded a $1.8 million non-cash benefit related to the change in the common stock warrant liability.  In the same period of 2009, the Company recorded a non-cash indemnity reserve benefit of $0.5 million. In the first half of 2010, Celsion recorded a $0.3 million non-cash benefit related to the change in the common stock warrant liability.  In the same period of 2009, the Company recorded a non-cash indemnity reserve benefit of $1.5 million.

The Company ended the quarter with a total of $5.7 million of cash and investments.  On June 17, 2010, the Company secured a committed equity financing facility under which it may sell up to $15 million of common stock to Small Cap Biotech Value Ltd. over a 24 month period.

 Recent Company Highlights

•	Celsion appointed Jeffrey W. Church as Chief Financial Officer.

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Patient enrollment for the Phase III Heat trial to date is over 67% complete.  Efforts to stimulate patient enrollment continue with full enrollment expected by the end of this year remain a priority for the Company.

•	ThermoDox® Abstract presented at the American Society of Clinical Oncology 2010 Annual Meeting

•	Celsion announced ThermoDox® Abstract accepted at the American Society for Radiation Oncology 2010 Annual Meeting

•	Celsion entered into a $15 Million Committed Equity Financing Facility with Small Cap Biotech Value, Ltd on terms favorable to traditional financing.

The Company is holding a conference call to provide a business update and discuss the second quarter 2010 results at 11:00 a.m. Eastern Time on August 3, 2010. To participate in the call, interested parties may dial 1-888-806-6230 (U.S./Canada) or 1-913-227-1353 (International) and use Conference ID: 1474955 to register ten minutes before the call is scheduled to begin. The call will also be broadcast live on the Internet at http://www.celsion.com.

The call will be archived for replay on Tuesday, August 3, 2010 at 3:00 p.m. ET and will remain available until Tuesday, August 10, 2010. The replay can be accessed at 1-877-870-5176 (Toll free U.S./Canada) or 1-858-384-5517 (Toll/International) using Replay Pin: #1474955. An audio replay of the call will also be available on the Company's website, http://www.celsion.com, for 30 days after 3:00 p.m. on August  3, 2010.

About ThermoDox®

ThermoDox® in combination with hyperthermia has the potential to provide local tumor control and improve quality of life. ThermoDox® is a proprietary heat-activated liposomal encapsulation of doxorubicin, an approved and frequently used oncology drug for the treatment of a wide range of cancers including breast cancer. Localized mild hyperthermia (40-42 degrees Celsius) releases the entrapped doxorubicin from the liposome. This delivery technology enables high concentrations of doxorubicin to be deposited preferentially in a targeted tumor.

For primary liver cancer, ThermoDox® is being evaluated in a 600 patient global Phase III study at 74 clinical sites under an FDA Special Protocol Assessment. The study is designed to evaluate the efficacy of ThermoDox® in combination with Radio Frequency Ablation (RFA) when compared to patients who receive RFA alone as the control. The primary endpoint for the study is progression-free survival and enrollment is expected to be completed by the end of this year. For recurrent chest wall breast cancer, ThermoDox® is being evaluated in a pivotal Phase I/II open-label, dose-escalating trial that is designed to measure durable local complete response at the tumor site. Celsion expects to fully enroll the Phase I portion of the study by the fourth quarter of 2010. Additional information on the Company's ThermoDox® clinical studies may be found at http://www.clinicaltrials.gov

About Celsion

Celsion is a leading oncology company dedicated to the development and commercialization of innovative cancer drugs including tumor-targeting treatments using focused heat energy in combination with heat-activated drug delivery systems. Celsion has research, license, or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, and the North Shore Long Island Jewish Health System.

Investor Contact
Marcy Nanus
The Trout Group
646-378-2927 or mnanus@troutgroup.com

For more information on Celsion, visit our website: http://www.celsion.com

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Celsion Corporation
Condensed Statements of Operations
(Unaudited)
(in thousands except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating expenses:
Research and development	$3,439	$4,230	$6,715	$7,172
General and administrative	1,026	602	2,324	1,291
Total operating expenses	4,465	4,832	9,039	8,463

Loss from operations	(4,465)	(4,832)	(9,039)	(8,463)

Other income (expense):
Change in fair value of common stock warrant liability	1,829	-	259	-
Other income (expense), net	5	241	5	255
Total other income (expense), net	1,834	241	264	255

Net Loss	$(2,631)	$(4,591)	$(8,775)	$(8,208)

Net loss per common share – basic and diluted	$(0.22)	$(0.45)	$(0.72)	$(0.81)

Weighted average shares outstanding – basic and diluted	12,232	10,196	12,207	10,194

Celsion Corporation
Balance Sheets
(in thousands except for per share amounts)
ASSETS	June 30, 2010 (Unaudited)	December 31, 2009
Current assets
Cash and cash equivalents	$2,745	$6,924
Short term investments	2,939	5,695
Refundable income taxes	-	806
Prepaid expenses and other receivables	290	695
Total current assets	5,974	14,120

Property and equipment	455	537

Other assets
Deposits	84	97
Other assets	47	51
Total other assets	131	148

Total assets	$6,560	$14,805

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,165	$2,191
Other accrued liabilities	1,468	1,452
Note payable - current portion	116	108
Total current liabilities	3,749	3,751

Common stock warrant liability	563	822
Other liabilities – noncurrent	126	197
Total liabilities	4,438	4,770

Stockholders' equity
Common stock, $0.01 par value (75,000 shares authorized; 13,027 and 12,895 shares issued and 12,267 and 12,135 shares outstanding at June 30, 2010 and December 31, 2009, respectively)	130	129
Additional paid-in capital	95,966	95,035
Accumulated other comprehensive (loss) income	(2)	68
Accumulated deficit	(90,895)	(82,120)
Subtotal	5,199	13,112
Less: Treasury stock - at cost	(3,077)	(3,077)
Total stockholders' equity	2,122	10,035

Total liabilities and stockholders' equity	$6,560	$14,805

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